As filed with the Securities and Exchange Commission on April 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATRenew Inc.

(Exact name of registrant as specified in its charter)

_______________

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12th Floor, No. 6 Building

433 Songhu Road, Shanghai

The People's Republic of China

(Address of Principal Executive Offices and Zip Code)

_______________

Amended and Restated 2021 Share Incentive Plan
(Full title of the plan)

_______________

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer ☒
Non-accelerated filer 	Smaller reporting company 
Emerging growth company 

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

Copies to:

Chen Chen Chief Financial Officer ATRenew Inc. 12th Floor, No. 6 Building 433 Songhu Road, Shanghai People's Republic of China +86 21 5290-7031	Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Central, Hong Kong +852 3740 4000

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by ATRenew Inc. (the “Registrant”) to register additional securities issuable pursuant to the Amended and Restated 2021 Share Incentive Plan and consists of only those items required by General Instruction E to Form S-8. The maximum aggregate number of shares that may be issued under the Amended and Restated 2021 Share Incentive Plan has been adjusted from 6,021,619 Class A ordinary shares to 12,150,080 Class A ordinary shares, increased by 6,128,461 Class A ordinary shares. Based on the above, the additional securities registered hereby consist of 6,128,461 Class A ordinary shares.

In accordance with General Instruction E to Form S-8, the contents of the registration statements on Form S-8 (File No. 333-259187), as filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2021, are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by ATRenew Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)
The Registrant’s annual report on Form 20-F filed with the Commission on April 18, 2023, which includes audited financial statements for the year ended December 31, 2022; and
(b)
The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-40486) filed with the Commission on June 11, 2021, including any amendment, supplement and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, adopted by its shareholders on May 26, 2021 and effective immediately prior to the completion of the initial public offering of the Registrant’s ADSs representing its Class A ordinary shares, provides that the Registrant shall indemnify its directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-256615), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F (File No. 001-40486) filed with the Securities and Exchange Commission on April 27, 2022)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-256615))
4.3

Deposit Agreement, dated June 17, 2021, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder (incorporated hereby reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-259187) filed with the Securities and Exchange Commission on August 31, 2021)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A Ordinary Shares being registered
10.1

Amend and Restated 2021 Share Incentive Plan (incorporated hereby reference to Exhibit 4.2 to the annual report on Form 20-F filed by the Registrant with the Securities and Exchange Commission on April 18, 2023)

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
107.1*	Filing Fee Table

___________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on April 28, 2023.

ATRenew Inc.
By:	/s/ Kerry Xuefeng Chen
Name:	Kerry Xuefeng Chen
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Kerry Xuefeng Chen, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on April 28, 2023.

Signature	Title

/s/ Kerry Xuefeng Chen Kerry Xuefeng Chen	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Yongliang Wang Yongliang Wang	Director and President

/s/ Lijun Xin Lijun Xin	Director

/s/ Shuangxi Wu Shuangxi Wu	Director

/s/ Chen Chen Chen Chen	Director and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jingbo Wang Jingbo Wang	Director

/s/ Guoxing Jiang Guoxing Jiang	Director

/s/ Rui Zhu	Director
Rui Zhu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ATRenew Inc. has signed this registration statement or amendment thereto in New York, New York on April 28, 2023.

Authorized U.S. Representative
COGENCY GLOBAL INC.

By:	/s/ Collen A. De Vries
Name:	Collen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.